Exhibit 99.1
LIFECORE BIOMEDICAL REPORTS RESULTS FOR SECOND QUARTER ENDED DECEMBER 31, 2005
Maintains Fiscal Year 2006 Guidance
CHASKA, MN. — January 17, 2006 — LIFECORE BIOMEDICAL, INC. (Nasdaq: LCBM) today reported record net sales of $15.2 million in the second quarter ended December 31, 2005, an increase of 7% over net sales of $14.2 million in the second quarter of fiscal year 2005. Foreign currency translation comparisons decreased current quarter sales by $191,000 compared to the second quarter of last fiscal year.
Fiscal second quarter GAAP net income of $1,391,000, or $.10 per diluted share, was posted for the quarter compared to GAAP net income of $2,380,000, or $.18 per diluted share, in the quarter ended December 31, 2004. Fiscal 2006 second quarter results include expenses for stock options in the amount of $181,000 and income tax expense of $840,000 at an effective rate of 38%. Pro-forma net income for the second quarter of fiscal 2006 was $1,572,000, or $.11 per diluted share, when the stock option expense is excluded. Pro-forma net income for the second quarter of last fiscal year was $1,569,000, or $.12 per diluted share, after applying an annual effective tax rate of 38%. (See Disclosure of Pro-Forma Information and Reconciliation of GAAP Net Income to Pro-Forma Net Income Information later in this press release.)
Sales for the first six months of fiscal year 2006 were $28.6 million, an increase of 8% over the $26.5 million reported for the first six months of fiscal year 2005. Foreign currency translation comparisons decreased sales by $196,000 in the first six months of fiscal 2006 compared to the same period of last fiscal year.
GAAP net income for the first six months of fiscal 2006 was $2,436,000, or $.18 per diluted share, compared to GAAP net income of $3,659,000, or $.28 per diluted share, for the first six months of fiscal 2005. Fiscal 2006 six month results include expenses for stock options in the amount of $371,000 and income tax expense of $1,403,000 at an annual effective rate of 37%. Pro-forma net income for the first six months of fiscal 2006 was $2,807,000, or $.21 per diluted share, when the stock option expense is excluded. Pro-forma net income for the first six months of fiscal 2005 was $2,461,000, or $.19 per diluted share, after applying an annual effective tax rate of 37%. (See Disclosure of Pro-Forma Information and Reconciliation of GAAP Net Income to Pro-Forma Net Income Information later in this press release.)
“With another solid quarter in both sales and profits, we continue to be pleased with our ability to drive profitable growth,” said Dennis J. Allingham, President and CEO. “Sales and profits for the quarter and six month periods compared favorably to our guidance.”
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The Company’s cash position is $18.3 million at December 31, 2005. Cash effects associated with the income tax expenses reflected in the current fiscal year were minimal due to the utilization of net operating loss carry forwards.
Hyaluronan Division
Net sales from the Hyaluronan Division for the second quarter were $4.6 million, an increase of 2% from the $4.5 million reported in the same quarter last year. Net sales for the first six months in fiscal year 2006 were $9.3 million compared to $9.2 million in the comparable period last year. Sales to orthopedic customers increased in both the quarter and six month periods.
The Division reported operating income of $896,000 for the second quarter compared to operating income of $853,000 in the second quarter of fiscal year 2005. Operating income of $2,012,000 was reported for the six month period compared to operating income of $2,172,000 in the same period last year.
Oral Restorative Division
Net sales from the Oral Restorative Division for the second quarter were a record $10.6 million; an increase of 9% from the $9.7 million recorded in the second quarter last year. Foreign currency translation comparisons decreased current quarter sales by $191,000 compared to the second quarter of last fiscal year. Net sales for the first six months in fiscal year 2006 were $19.3 million compared to $17.3 million in the comparable period last year; an increase of 12% attributed to higher domestic and international sales. Foreign currency translation comparisons decreased the first six months sales by $196,000 compared to the same period of last fiscal year.
The Division reported operating income of $1,292,000 for the second quarter compared to operating income of $1,323,000 in the second quarter of fiscal year 2005. Operating income of $1,743,000 was reported for the six month period compared to operating income of $1,683,000 in the same period last year.
During the fiscal second quarter the Oral Restorative Division incurred significant planned expenses related to the launch of its new Prima™ Implant System. The Company is looking forward to a favorable contribution from the sales of this product line in the second half of fiscal 2006.
Other Income
Currency transaction losses of $49,000 and $73,000 were reported for the second quarter and six month periods, respectively, compared to currency transaction gains of $113,000 and $198,000 in the second quarter and six month periods last fiscal year, respectively.
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A one-time pretax gain of $250,000 was recorded last fiscal year in the second quarter and six month periods as other income.
Outlook
In accordance with previously issued guidance the Company expects fiscal year 2006 sales to increase 11 to 13 percent over fiscal year 2005. Earnings per share are expected to be $.48 to $.51.
The Company expects sales of $15.3 to $15.7 million in the third quarter of fiscal year 2006 with earnings per diluted share of $.12 to $.14.
Disclosure of Pro-Forma Information
Lifecore reports its financial results in accordance with generally accepted accounting principles (“GAAP”) and additionally on a non-GAAP basis referred to as pro-forma. These pro-forma measures are not in accordance with, nor are they a substitute for, GAAP measures and may not be consistent with the presentation used by other companies. Lifecore uses the pro-forma financial measures to evaluate and manage the Company’s operations. Lifecore is providing this information to investors and analysts to facilitate performance of additional financial analysis, because it is consistent with financial models and estimates published by securities analysts, and because Lifecore’s management also evaluates the Company’s performance on this basis. See the discussion below and the attached reconciliation of GAAP net income to pro-forma net income information for an explanation and quantification of amounts excluded from pro-forma basis results.
Reconciliation of GAAP Net Income to Pro-Forma Net Income Information
As a result of the Company’s profitability and outlook for future periods, the Company concluded in the fourth quarter of fiscal year 2005 that it is likely to have sufficient taxable income in future periods to utilize its net operating loss (“NOL”) carry forwards. Accordingly, the Company now reports its net income as if fully taxed, using an effective tax rate of 38% for the second quarter and 37% for the first six months of fiscal 2006. The Company will realize the cash benefit of these NOL’s through lower actual taxes paid in future periods until the tax carry forwards are exhausted.
Pro-forma fiscal 2005 second quarter and six month results assume comparable effective income tax rates of 38% and 37%, respectively.
Included in fiscal 2006 second quarter and six month results are charges of $181,000 and $371,000, respectively, for expensing stock options pursuant to SFAS No. 123R, “Share-Based Payment”, which became effective July 1, 2005. The pro-forma results add back the expense to improve comparability between periods as stock option expense was not required to be recorded in last year’s results.
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Conference Call
As previously announced, the Company will host a conference call today at 3:45 p.m. Central Time to discuss second quarter results. A live web cast of the call is available through the Company’s website at www.lifecore.com. After selecting the INVESTOR INFO tab, select CALENDAR OF EVENTS from the INVESTOR INFO & RESEARCH menu at the right side of the page and follow the instructions for participation. A replay of the web cast will be available shortly after completion of the call. To select the archived replay, select AUDIO ARCHIVES from the INVESTOR INFO & RESEARCH tools menu at the right side of the screen. The conference call will also be available at www.earnings.com.
The conference call may include forward-looking statements. See the cautionary information about such statements in the “Safe-Harbor Statement” section below.
Safe-Harbor Statement
Certain statements in this release regarding Lifecore’s anticipated future sales and financial results are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Numerous risks and uncertainties may affect whether such results are actually achieved. These include the timing of orders from customers, continued market acceptance of the Company’s products, timing of regulatory approvals, success of new product development efforts, the likelihood and timing of the return of the Company’s adhesion prevention product to the market, and other factors. These risks and uncertainties are more fully described in the Company’s Annual Report on Form 10-K, including Exhibit 99.1, for the fiscal year ending June 30, 2005, and other, more recent filings. Actual results may differ materially from anticipated results.
About Lifecore Biomedical
Lifecore Biomedical develops, manufactures, and markets biomaterials and medical devices for use in various surgical markets.
News and general information are available through the Company’s website at www.lifecore.com or by telephone at 952-368-4300.
Contact:
Dennis J. Allingham, President and CEO
David M. Noel, Vice President of Finance and CFO
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Lifecore Biomedical, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	December 31,	June 30,
	2005	2005
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$18,323,000	$18,508,000
Accounts receivable	11,033,000	10,171,000
Inventories	11,671,000	9,456,000
Deferred income taxes, net	5,236,000	4,190,000
Prepaid expense	970,000	780,000

Total current assets	47,233,000	43,105,000

PROPERTY, PLANT AND EQUIPMENT, NET	23,256,000	23,189,000

LONG-TERM INVENTORY	2,186,000	2,409,000
DEFERRED INCOME TAXES, NET	3,766,000	6,062,000
OTHER ASSETS	5,622,000	5,101,000

	$82,063,000	$79,866,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$5,413,000	$6,916,000
Long-term obligations	4,949,000	5,089,000
Shareholders’ equity	71,701,000	67,861,000

	$82,063,000	$79,866,000

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Lifecore Biomedical, Inc.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2005	2004	2005	2004

Net sales	$15,209,000	$14,218,000	$28,634,000	$26,523,000
Cost of goods sold	6,108,000	5,455,000	11,171,000	10,551,000

Gross profit	9,101,000	8,763,000	17,463,000	15,972,000

Operating expenses
Research and development	970,000	1,171,000	1,969,000	2,019,000
Marketing and sales	4,020,000	3,837,000	8,029,000	7,052,000
General and administrative	1,923,000	1,579,000	3,710,000	3,046,000

	6,913,000	6,587,000	13,708,000	12,117,000

Operating income	2,188,000	2,176,000	3,755,000	3,855,000

Other income (expense)

Interest income	157,000	32,000	292,000	42,000

Interest expense	(60,000)	(55,000)	(116,000)	(168,000)
Bond retirement expense	—	—	—	(290,000)

Currency transaction gains	(49,000)	113,000	(73,000)	198,000

Other	(5,000)	250,000	(19,000)	252,000

	43,000	340,000	84,000	34,000

Income before income taxes	2,231,000	2,516,000	3,839,000	3,889,000

Provision for income taxes	840,000	136,000	1,403,000	230,000

Net Income	$1,391,000 (1)	$2,380,000	$2,436,000 (1)	$3,659,000

Net income per share
Basic	$0.11	$0.18	$0.19	$0.28

Diluted	$0.10	$0.18	$0.18	$0.28

Weighted average shares outstanding
Basic	13,163,429	12,945,903	13,111,498	12,939,254

Diluted	13,685,687	13,270,519	13,571,202	13,115,195

1)	Results for 2005 include the effect of adopting SFAS 123R to expense stock options, which reduced net income by $181,000 and $371,000 for the second quarter and six-month period, respectively.
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Lifecore Biomedical, Inc.
Reconciliation of GAAP Net Income to Pro-Forma Net Income Information
(Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
	Pro-Forma	Pro-Forma	Pro-Forma	Pro-Forma

Net income, as reported	$1,391,000	$2,380,000	$2,436,000	$3,659,000

Less: Adjustment to tax expense	—	(811,000)	—	(1,198,000)

Add: Remove effect of stock option expense in 2005	181,000	—	371,000	—

Pro forma net income	$1,572,000	$1,569,000	$2,807,000	$2,461,000

Pro forma net income per share
Basic	$0.12	$0.12	$0.21	$0.19

Diluted	$0.11	$0.12	$0.21	$0.19

Weighted average shares outstanding
Basic	13,163,429	12,945,903	13,111,498	12,939,254

Diluted	13,685,687	13,270,519	13,571,202	13,115,195

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Lifecore Biomedical, Inc.
Divisional Statements of Operations
Three Months Ended December 31,
(Unaudited)

	Hyaluronan Division		Oral Restorative Division		Consolidated
	2005	2004	2005	2004	2005	2004

Net sales	$4,631,000	$4,527,000	$10,578,000	$9,691,000	$15,209,000	$14,218,000
Cost of goods sold	2,344,000	2,108,000	3,764,000	3,347,000	6,108,000	5,455,000

Gross profit	2,287,000	2,419,000	6,814,000	6,344,000	9,101,000	8,763,000

Operating expenses
Research and development	580,000	895,000	390,000	276,000	970,000	1,171,000
Marketing and sales	95,000	150,000	3,925,000	3,687,000	4,020,000	3,837,000
General and administrative	716,000	521,000	1,207,000	1,058,000	1,923,000	1,579,000

	1,391,000	1,566,000	5,522,000	5,021,000	6,913,000	6,587,000

Operating income	$896,000	$853,000	$1,292,000	$1,323,000	$2,188,000	$2,176,000

Lifecore Biomedical, Inc.
Divisional Statements of Operations
Six Months Ended December 31,
(Unaudited)

	Hyaluronan Division		Oral Restorative Division		Consolidated
	2005	2004	2005	2004	2005	2004

Net sales	$9,292,000	$9,171,000	$19,342,000	$17,352,000	$28,634,000	$26,523,000
Cost of goods sold	4,396,000	4,201,000	6,775,000	6,350,000	11,171,000	10,551,000

Gross profit	4,896,000	4,970,000	12,567,000	11,002,000	17,463,000	15,972,000

Operating expenses
Research and development	1,187,000	1,499,000	782,000	520,000	1,969,000	2,019,000
Marketing and sales	271,000	242,000	7,758,000	6,810,000	8,029,000	7,052,000
General and administrative	1,426,000	1,057,000	2,284,000	1,989,000	3,710,000	3,046,000

	2,884,000	2,798,000	10,824,000	9,319,000	13,708,000	12,117,000

Operating income	$2,012,000	$2,172,000	$1,743,000	$1,683,000	$3,755,000	$3,855,000

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